CONTACT: Jerri Fuller Dickseski - (757) 380-2341
              dickseski_jf@nns.com


NNS ANNOUNCES CFO RESIGNATION


         NEWPORT NEWS, Va., December 6, 1999 - Newport News Shipbuilding (NYSE:
NNS) announced today that its Chief Financial Officer, David Anderson, is leaving the company on December 10 to join ITT Industries (NYSE: IIN).

         In making the announcement, NNS Chairman and CEO William P. Fricks stated, "Dave has done an outstanding job at NNS and will be missed. Since joining the company in 1996, he has made a tremendous contribution to our becoming a stand-alone public company and the significant returns we have delivered to shareholders. His financial leadership has also been very instrumental in helping the company successfully position itself for continued solid performance. We wish Dave the best in his new opportunity."

         The company also announced that it will conduct a search to replace the CFO which will include internal and external candidates.

         Newport News Shipbuilding designs and constructs nuclear-powered aircraft carriers and submarines for the U.S. Navy and provides life cycle maintenance services for ships in the Navy fleet. The company employs nearly 17,600 people and has annual revenues of approximately $1.8 billion. Visit NNS on the Web at www.nns.com.

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